EX-99.J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Midas Special Fund, Inc. and to the use of our report dated February 20, 2007 on the financial statements and financial highlights of Midas Special Fund, Inc. Such financial statements, financial highlights and report of independent registered public accounting firm appear in the 2006 Annual Report to Shareholders and are incorporated by reference in the Registration Statement and Prospectus.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
April 26, 2007